Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements: (1) Registration Statements (Form S-3 Nos. 333-154922, 333-118738 and 333-118744) of CapitalSource Inc., (2) Registration Statements (Form S-3 Nos. 333-118738-02 and 333-118744-02) of CapitalSource Finance LLC and (3) Registration Statements (Form S-8 Nos. 333-107725, 333-117422 and 333-134377) of CapitalSource Inc., of our report dated March 2, 2009, except for the retrospective adoption of accounting principles described in Note 2, as to which the date is June 26, 2009, with respect to the consolidated financial statements of CapitalSource Inc., included in this Current Report on Form 8-K dated July 1, 2009.
/s/ Ernst & Young LLP
McLean, Virginia
June 26, 2009